EXHIBIT 99.1

Immunomedics Reports Fourth Quarter and Full Year 2019 Results and Provides Corporate Update

BLA resubmitted and accepted for filing by FDA, with a June 2, 2020 PDUFA date

TROPHY U-01 expanded to combine sacituzumab govitecan with Keytruda® in I/O naïve patients

New investigator-initiated study launched to evaluate sacituzumab govitecan in recurrent endometrial cancer

Nearing completion on preparations for U.S. commercial launch if BLA is approved

MORRIS PLAINS, N.J., Feb. 27, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today reported financial results for the fourth quarter and full year 2019. Please refer to the Company’s Annual Report on Form 10-K for more details on the Company’s financial results.

“We are pleased to have submitted our Biologics License Application (BLA) in late November – our top priority for 2019,” said Dr. Behzad Aghazadeh, executive chairman of Immunomedics. “While we are working closely with the FDA to facilitate their review of our BLA, we continued to execute against key initiatives across our commercial, clinical, and manufacturing operations. Our commercial team has been actively preparing for launch readiness, and, as we wait for an FDA decision, we are well positioned to commercialize sacituzumab govitecan in metastatic triple-negative breast cancer (mTNBC) on or before the June 2, 2020 PDUFA goal date. In addition, our main goals for 2020 include maximizing the global commercial potential of sacituzumab govitecan, while accelerating its development as a single agent and in combination with checkpoint inhibitors across a number of clinical settings to meet our commitment to help transform the lives of people with hard-to-treat cancers worldwide.”

2019 Highlights

  Resubmitted BLA seeking accelerated approval for sacituzumab govitecan in mTNBC, which was accepted for filing by the FDA with a PDUFA target action date of June 2, 2020.
  Completed enrollment of the Phase 3 confirmatory ASCENT study of sacituzumab govitecan in mTNBC.

  Initiated the Phase 3 registrational TROPiCS-02 study of sacituzumab govitecan in hormone receptor-positive/human epidermal growth factor receptor 2-negative (HER2‒) metastatic breast cancer.

  Continued to expand clinical collaborations to move sacituzumab govitecan into earlier lines of therapy in breast cancer, including the combination with Roche’s Tecentriq® in frontline mTNBC and the German Breast Group’s Phase 3 study in the curative setting of HER2‒ breast cancer as a single-agent.

  Corroborated the positive Phase 2 results of sacituzumab govitecan in metastatic urothelial cancer with an interim 29% overall response rate presented at ESMO 2019 Congress on 35 patients, while completing enrollment of the full cohort of 100 patients previously treated with platinum-based chemotherapies and immune checkpoint inhibitor.

  Initiated the multi-cohort, Trop-2-enriched Phase 2 TROPiCS-03 study of sacituzumab govitecan for patients with metastatic non-small cell lung cancer (mNSCLC).

  Closed the largest single-asset biologics license deal for Greater China to date, with $65 million upfront, $60 million to be received upon FDA approval, up to $710 million in additional development and sales milestone payments, and escalating royalties that begin in the mid-teens.

These accomplishments have positioned Immunomedics to have a transformative 2020. We entered the year with a robust balance sheet that will enable us to meet our goals.

The Company continued to bolster the leadership team, both at the board and the executive management level, with the nomination of Robert Azelby to the board, and the permanent appointment of Dr. Loretta Itri to the chief medical officer position.

The company has recently also broadened the development program for sacituzumab govitecan by expanding the TROPHY U-01 study to include a third cohort of checkpoint inhibitor-naïve patients to assess the combination with pembrolizumab. Furthermore, a new Phase 2 study in persistent or recurrent endometrial cancer was launched by Dr. Alessandro Santin, Professor of Obstetrics, Gynecology, and Reproductive Sciences at Yale University. Finally, to help alleviate the unmet need of mTNBC patients between now and potential approval of sacituzumab govitecan, the Company instituted its first Expanded Access Program in January 2020. Details of this program can be obtained from https://www.immunomedics.com/our-science/expanded-access/.

Anticipated Key 2020 Milestones

Besides the FDA action date in the second quarter and a potential commercial launch, we anticipate the following key milestones in 2020:

  Topline data from Phase 3 confirmatory ASCENT study around mid-year
  Topline data from full cohort of 100 patients with prior platinum-based and immune checkpoint inhibitor therapies from Phase 2 pivotal TROPHY U-01 study
  Enrollment completion for the Phase 3 registrational TROPiCS-02 study
  Enrollment completion for the 40-patient cohort of cisplatin-ineligible patients in TROPHY U-01
  Evaluate preliminary results from signal-seeking Phase 2 TROPiCS-03 study in mNSCLC
  Continue to expand combination development opportunities between sacituzumab govitecan and checkpoint inhibitors across indications, internally and through partnerships

Fourth Quarter and Full Year 2019 Financial Results

Total revenues were $0.3 million for both the quarter and the year ended December 31, 2019 due to service fee revenues earned related to the Janssen Promotion Agreement. The Company had no revenues in 2018 for the comparable quarter ended, and $0.9 million for the year ended December 31, 2018.

Total costs and expenses were $91.5 million for the quarter and $325.1 million for the year ended December 31, 2019, compared to $87.4 million for the comparable quarter and $235.4 million for the year ended December 31, 2018. The increases were primarily due to an increase in research and development expenses, mostly attributable to activities related to preparations for the approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for mTNBC in the United States, and CRL remediation costs, including outside manufacturers' organizations services costs, and external consulting services to improve our manufacturing and regulatory functions.

The increases in research and development costs were partially offset by a decrease in general and administrative expenses, which was primarily due to decreased legal and advisory expenses resulted from reduced reliance on outside legal counsel, as well as a decrease in other and consulting services, partially offset by an increase in labor costs.

The Company had no non-cash warrant-related income or expense for the quarter and the year ended December 31, 2019, compared to a $0.2 million of non-cash gain for the comparable quarter and a $47.6 million warrant-related expense for the year ended December 31, 2018, due to changes in the fair value of then outstanding warrants. There were no warrants outstanding at December 31, 2019 and 2018.

Interest expense was $10.0 million for the quarter and $40.3 million for the year ended December 31, 2019, compared to $9.9 million for the comparable quarter and $40.4 million for the year ended December 31, 2018. The differences were due primarily to changes in the fair value of our debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $99.6 million, or $0.50 per share, for the quarter ended December 31, 2019, compared to $93.5 million, or $0.50 per share, for the comparable quarter ended December 31, 2018. Net loss attributable to stockholders was $357.2 million, or $1.84 per share, for the year ended December 31, 2019, compared to $310.2 million, or $1.74 per share, for the year ended December 31, 2018.

As of December 31, 2019, the Company had $613.2 million in cash, cash equivalents, and marketable securities. The Company believes this amount is adequate to accelerate commercial launch readiness, pending FDA approval, of sacituzumab govitecan in the United States in mTNBC; continue to expand the clinical development programs for sacituzumab govitecan; invest in the broader clinical development of the ADC platform (including IMMU-130 and IMMU-140); continued scale up of manufacturing and manufacturing process improvements; and general working capital requirements.

Conference Call

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2019 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 4365097. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with  metastatic triple-negative breast cancer ("mTNBC") who have received at least two prior therapies for metastatic disease; the United States Food and Drug Administration ("FDA") re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
			December 31,	December 31,
			2019	2018
ASSETS
Current Assets:
Cash and cash equivalents			$608,628	$492,860
Marketable securities			4,550	4,941
Accounts receivable, net of allowance for doubtful accounts			295	-
Prepaid expenses			21,818	5,354
Other current assets			3,413	1,348
			638,704	504,503

Property and equipment, net			32,762	23,469
Other long-term assets			256	68

Total Assets			$671,722	$528,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$60,860	$31,722
Liability related to sale of future royalties - current			3,455	-
Lease liability - current			337	-
Deferred revenues			65,000	-
Convertible senior notes - net			7,106	7,055
Liability related to sale of future royalties - non-current			257,769	221,295
Other long-term liabilities			9,965	2,119
Stockholders' equity			267,230	265,849

Total Liabilities and Stockholders' Equity			$671,722	$528,040

Consolidated Statements of Operations
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
		(unaudited)		(unaudited)
Revenues:
Product sales	$-	$-	$-	$450
License fee and other revenues	295	-	295	265
Research & development	-	-	-	153
Total Revenues	$295	$-	$295	$868

Costs and Expenses:
Costs of goods sold	-	-	-	47
Research and development	74,818	55,648	254,871	150,333
Sales and marketing	6,299	14,035	26,459	25,239
General and administrative	10,429	17,683	43,803	59,807
Total Costs and Expenses	91,546	87,366	325,133	235,426
Operating Loss	(91,251)	(87,366)	(324,838)	(234,558)
Changes in fair market value of warrant liabilities	-	186	-	(47,622)
Interest expense	(10,006)	(9,875)	(40,337)	(40,351)
Interest and other income	1,618	4,412	7,856	10,801
Loss on induced exchanges of debt	-	(897)	-	(897)
Insurance reimbursement	-	-	-	2,462
Foreign currency transaction gain, net	-	-	-	(26)
Loss before income tax	(99,639)	(93,540)	(357,319)	(310,191)
Income tax expense	-	-	-	(156)
Net Loss	(99,639)	(93,540)	(357,319)	(310,347)
Less Net Loss attributable to noncontrolling interest	(31)	(41)	(129)	(104)
Net Loss attributable to Immunomedics, Inc. stockholders	$(99,608)	$(93,499)	$(357,190)	$(310,243)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.50)	$(0.50)	$(1.84)	$(1.74)

Weighted average number of common shares
outstanding (basic and diluted):	199,614	190,171	193,617	178,633